Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter 2021 Results

Fourth Quarter 2021 Positive Comparable Restaurant Sales of 9.0% Compared to 2020
Comparable Restaurant Sales Growth of 7.5% in January and 8.8% in February 2022 Compared to 2021

DALLAS, Texas – (Business Wire) – March 9, 2022 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week fourth quarter, which ended on January 2, 2022, and provided a business update related to current operations.
Fiesta President and Chief Executive Officer Richard Stockinger said, "We were pleased with Pollo Tropical's fourth quarter 2021 comparable restaurant sales performance, which continued to accelerate in January and February of 2022. Fourth quarter 2021 comparable restaurant sales increased 9.0% vs. the fourth quarter of 2020, and comparable restaurant sales were at 2019 levels for two consecutive quarters(1). We are off to a strong start in 2022, with accelerating comparable same store sales growth of 7.5% in January and 8.8% in February, and we remain optimistic about continued sales momentum as we refine and implement our growth initiatives.”
Stockinger continued, "Our singular focus on the Pollo Tropical brand, as a result of the completion of the Taco Cabana sale last August, enabled us to make significant progress on Pollo’s growth initiatives during the fourth quarter. We continued to make great strides on enhancing our digital platform by successfully completing the pilot of our much improved digital drive thru customer experience, re-opening curbside capability that was placed on hold during staffing challenges, and launching quick response (QR) kiosk in-hand technology in all units for faster in-store ordering and payment. As part of our new unit design efforts, we completed and successfully tested a new, more efficient kitchen line design with assistance from a leading operations engineering firm. The new kitchen design is expected to significantly reduce order cycle times and is also being tested in upcoming remodels as a retrofit to improve productivity and unlock unmet drive thru demand in high volume units. We also completed seven remodels late in the fourth quarter of 2021 aimed at testing key restaurant design elements and operating platform improvements, and will continue to refine our new restaurant design elements through additional remodels in 2022.”
Stockinger added, "Industry-wide staff availability challenges continued in the fourth quarter. Our proactive action plans that included wage rate increases, hiring incentives, and improved benefits are working – current staffing levels have improved compared to the third quarter of 2021. We are taking additional actions at select units that have not yet reached optimal staffing levels including, incentive pay for challenging scheduling dayparts such as late night shifts, expanded recruiting resources, and added team incentives for completed schedules.”
Stockinger further commented, "We also continued our plan to opportunistically improve margins in an increasingly inflationary environment through phased price increases of 5.2% late in the fourth quarter of 2021 and 5.0% in early March of 2022, as well as through ongoing labor optimization including significant overtime reduction. We believe our historical pricing actions over the last three years have been well below our peers. We are on track for Restaurant-level Adjusted EBITDA(2) margins, a non-GAAP financial measure, to reach our targeted range of 18% to 20% on a run-rate basis by the end of the first quarter of 2022, barring unforeseen changes in our cost structure and operating environment.”
Stockinger added, “Restaurant-level Adjusted EBITDA margins declined during the fourth quarter of 2021 compared to the same period in 2020 primarily due to total labor cost increases, which were only partially offset by our phased pricing action late in the fourth quarter. A large portion of the labor cost increases are expected to be short term only, estimated at $0.8 million, or approximately 90 basis points as a percentage of sales. Fourth quarter 2021 loss from continuing operations was $6.8 million compared to income from continuing operations in the fourth quarter of 2020 of $2.5 million.”

Stockinger concluded, "We are encouraged by our accelerating sales and margin momentum thus far in 2022, which we expect to continue barring unforeseen changes in our cost structure and operating environment. We are also finalizing plans to further reduce G&A expenses to a targeted range of 8.5% to 9.0% of current restaurant sales on a run rate basis during 2022, with expected implementation in the second half of the year. Finally, we will continue enhancing the customer experience across all service channels, further investing in our growing digital platform and the development of our field management teams, and refining our brand proposition and new unit design features in additional remodel tests to drive future growth."
_____________________________
(1)Comparable restaurant sales results are not adjusted for the impact of named storms, which is detailed in the Comparable Restaurant Sales section.
(2)See non-GAAP reconciliation table below.

Fourth Quarter 2021 Financial Summary

•Total revenues from continuing operations increased 1.7% to $89.3 million in the fourth quarter of 2021 from $87.9 million in the fourth quarter of 2020;
•Comparable restaurant sales at Pollo Tropical increased 9.0% in the fourth quarter of 2021 compared to the fourth quarter of 2020. Compared to the same fiscal period in 2019, comparable restaurant sales for Pollo Tropical were flat;
•Net loss of $(4.7) million, or $(0.19) per diluted share, in the fourth quarter of 2021, compared to net income of $0.9 million, or $0.03 per diluted share, in the fourth quarter of 2020;
•Net loss from continuing operations of $(6.8) million, or $(0.27) per diluted share, in the fourth quarter of 2021, compared to net income from continuing operations of $2.5 million, or $0.10 per diluted share, in the fourth quarter of 2020;
•Adjusted net loss (a non-GAAP financial measure) of $(3.4) million, or $(0.13) per diluted share, in the fourth quarter of 2021, compared to adjusted net income of $2.4 million, or $0.10 per diluted share, in the fourth quarter of 2020 (see non-GAAP reconciliation table below);
•Continuing Operations Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $2.5 million in the fourth quarter of 2021 compared to $9.1 million in the fourth quarter of 2020 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Pollo Tropical of $6.2 million in the fourth quarter of 2021 compared to $12.1 million in the fourth quarter of 2020; and
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $12.7 million, or 14.3% of Pollo Tropical restaurant sales, in the fourth quarter of 2021 compared to $19.1 million, or 21.8% of Pollo Tropical restaurant sales, in the fourth quarter of 2020 (see non-GAAP reconciliation table below).

Fourth Quarter 2021 Comparable Restaurant Sales

	Third Quarter 2021	Fiscal October	Fiscal November	Fiscal December	Fourth Quarter 2021
Pollo Tropical
2021 vs. 2020	13.8%	11.1%	9.1%	6.2%	9.0%
2021 vs. 2019	0.9%	0.3%	0.2%	(0.6)%	0.0%

•As a result of the 53rd week in fiscal 2020, our 2021 fiscal year began one week later than our 2020 fiscal year. Changes in comparable restaurant sales for the thirteen weeks ended January 2, 2022, are not directly comparable on a calendar basis to the thirteen weeks ended January 3, 2021.
•The fiscal year and fourth quarter ended January 3, 2021 contained 53 weeks and 14 weeks, respectively. Fourth quarter 2020 comparable restaurant sales exclude the extra week in fiscal fourth quarter 2020 and are reported on a 13-week basis.
•Fourth quarter 2021 and November 2021 comparable restaurant sales at Pollo Tropical vs 2020 benefited from the negative impact of Hurricane Eta in 2020. After adjusting for the impact of the hurricane, 2021 fourth quarter and November 2021 comparable sales would have been approximately 50 and 160 basis points lower, respectively.

First Quarter 2022 Comparable Restaurant Sales Update

	Fiscal January	Fiscal February
Pollo Tropical	7.5%	8.8%

Cash and Liquidity

Excluding $3.8 million in restricted cash, our cash balance decreased from $52.0 million at October 3, 2021 to $36.8 million at January 2, 2022. Significant cash outflows for the fourth quarter included $5.4 million for stock repurchases, $4.1 million in capital expenditures, a software licensing payment of $2.5 million and $4.7 million in tax payments including property tax payments and $1.6 million in deferred social security payments related to 2020 deferrals under the CARES Act.

Fourth Quarter 2021 Pollo Tropical Results

Total Pollo Tropical restaurant sales increased 1.6% to $88.9 million in the fourth quarter of 2021 compared to $87.5 million in the fourth quarter of 2020 primarily due to a comparable restaurant sales increase of 9.0%. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 9.4% and a decrease in comparable restaurant transactions of 0.4%. The increase in product/channel mix and pricing was driven primarily by increases in delivery and drive-thru average check, and menu price increases of 7.8%. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased 27.4% from the fourth quarter of 2020 to the fourth quarter of 2021 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic and closures of our dining rooms during a portion of the fourth quarter of 2020. Digital channel sales (delivery/online) growth continued to be strong in the fourth quarter of 2021, with 28.1% comparable restaurant sales growth vs. 2020 and over triple the comparable restaurant sales dollars compared to the fourth quarter of 2019. During the fourth quarter of 2021, Pollo Tropical experienced increased hourly staffing challenges due to workforce availability which we believe had a negative impact on sales throughout the quarter, driven in part by reduced operating hours. Comparable restaurant sales results were much stronger in markets that had adequate staffing – those markets realized improved fourth quarter 2021 comparable restaurant sales of approximately 13.5% vs. the fourth quarter of 2020 and 3.9% vs. the fourth quarter of 2019.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Fourth Quarter 2021(1)	% of Total	Fourth Quarter 2020	% of Total	Fourth Quarter 2019	% of Total
($ in thousands)
Counter(2)	$25,971	29%	$20,382	25%	$42,463	49%
Drive-thru	48,327	55%	50,007	62%	40,330	46%
Delivery	9,201	10%	7,213	9%	2,169	2%
Online	3,175	4%	2,445	3%	1,572	2%
Catering	1,364	2%	750	1%	1,050	1%
Total	$88,038	100%	$80,797	100%	$87,584	100%
(1) Fourth quarter 2021 comparable restaurant sales based on the comparable fourth quarter 2020 restaurants.
(2) Counter sales include dine-in and counter take-out sales.

Adjusted EBITDA for Pollo Tropical decreased to $6.2 million in the fourth quarter of 2021 from $12.1 million in the fourth quarter of 2020. The decrease was primarily due to higher labor costs, repair and maintenance costs, advertising expenses, and other operating expenses in 2021 as well as the extra week in 2020, partially offset by the impact of higher restaurant sales, and improved cost of sales margins in 2021. Higher labor costs were driven primarily by hourly wage rate increases, short-term hiring incentives, and additional overtime and training. We believe that approximately $0.8 million of the labor cost increases for overtime and staffing-related incentives are short term in nature. We are implementing phased pricing increases to offset labor and commodity cost increases in order to minimize the negative impact on traffic. While our 5.2% price increase in mid-December only had a limited impact on fourth quarter 2021 revenue and Restaurant Adjusted EBITDA margin, the full impact of that price increase is expected to be realized in the first quarter of 2022 and beyond. An additional price increase of 5.0% was also taken in March, 2022. The impact of the extra week in the fourth quarter of 2020 is estimated at $5.8 million in restaurant sales and $1.7 million in Adjusted EBITDA. Fourth quarter 2020 Adjusted EBITDA would have been $10.4 million and 12.7% of sales excluding the extra week in the fourth quarter.
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical as a percentage of restaurant sales decreased, with fourth quarter Restaurant-level Adjusted EBITDA as a percentage of restaurant sales of 14.3% in 2021 compared to 21.8% in 2020 (see non-GAAP reconciliation table below). Continuing Operations Adjusted EBITDA decreased to $2.5 million in the fourth quarter of 2021 compared to $9.1 million in the same period in 2020.

Comparable Restaurant Average Weekly Sales - Pollo Tropical

Period	October	November	December
2021	$50,477	$49,066	$49,958
2020	$45,434	$44,972	$47,049
2019	$50,338	$48,942	$50,244

Full Year 2021 Financial Summary

Total revenues increased 13.3% in 2021 to $357.3 million from $315.4 million in 2020, driven primarily by an increase in comparable restaurant sales at Pollo Tropical due in part to lapping the impact of the COVID-19 pandemic in 2020. Comparable restaurant sales in 2021 increased 16.0% for our Pollo Tropical restaurants resulting from an increase in the net impact of product/channel mix and pricing of 11.8% and an increase in comparable restaurant transactions of 4.2%

We recognized net income of $10.4 million in 2021, or $0.40 per diluted share, compared to a net loss of $(10.2) million, or $(0.40) per diluted share in 2020, due primarily to the impact of income from discontinued operations of $18.5 million in 2021 compared to a loss from discontinued operations of $(6.8) million in 2020. The income from discontinued operations in 2021 was due primarily to the gain on the sale of Taco Cabana in 2021. Higher Pollo Tropical labor costs, advertising costs, general and administrative expenses, repair and maintenance costs and delivery fees in 2021 were partially offset by increased comparable restaurant sales at Pollo Tropical. The impact of the increase in income from discontinued operations in 2021 was also partially offset by an increase in unallocated general and administrative costs in continuing operations in 2021 and the impact of the extra week in 2020. We recognized a loss from continuing operations in 2021 of $(8.1) million, or $(0.31) per diluted share, compared to a loss from continuing operations in 2020 of $(3.4) million, or $(0.13) per diluted share, primarily as a result of the foregoing. In addition, in 2020 gains from the sale-leaseback and sale of property were $3.3 million.

Continuing Operations Consolidated Adjusted EBITDA decreased $1.0 million to $25.0 million in 2021 from $26.0 million in 2020 (see non-GAAP reconciliation table below) driven primarily by higher labor costs, advertising costs, general and administrative expenses, repair and maintenance costs and delivery fees, as well as the impact of the extra week in 2020, partially offset by higher restaurant sales. Restaurant-Level Adjusted EBITDA for Pollo Tropical was $63.1 million or 17.7% of restaurant sales in 2021 compared to $61.3 million or 19.5% of restaurant sales in 2020 (see non-GAAP reconciliation table below).

Previously Approved Share Repurchase Program Resumed
The Company resumed its share repurchase program that the board of directors had previously authorized for the repurchase of an aggregate 3.0 million shares of common stock, of which 152,208 shares remain available for purchase as of January 2, 2022. During the fourth quarter 2021, the Company repurchased 516,074 shares valued at approximately $5.4 million.
Restaurant Portfolio

As of January 2, 2022, there were 138 Company-owned Pollo Tropical restaurants, and 31 franchised Pollo Tropical restaurants in the U.S., the U.S. Virgin Islands, Puerto Rico, Panama, Guyana, Ecuador and the Bahamas.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Wednesday, March 16, 2022 and can be accessed by dialing 1-412-317-6671. The passcode is 13727144. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, our investments in strategic and sales building initiatives, including those relating to operations improvements, digital infrastructure supporting ordering and online sales, catering and third-party delivery and drive thru improvements and the impact of the COVID-19 pandemic and our initiatives designed to respond to the COVID-19 pandemic on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED JANUARY 2, 2022 AND JANUARY 3, 2021
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Year Ended (a)
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Revenues:
Restaurant sales	$88,874	$87,495	$355,492	$314,112
Franchise royalty revenues and fees	441	360	1,785	1,246
Total revenues	89,315	87,855	357,277	315,358
Costs and expenses:
Cost of sales	26,750	27,414	108,593	100,080
Restaurant wages and related expenses (b)	24,781	20,132	91,669	74,328
Restaurant rent expense	5,967	5,888	23,592	22,773
Other restaurant operating expenses	15,170	12,248	57,430	47,823
Advertising expense	3,478	2,887	11,508	8,379
General and administrative expenses (b)(c)	12,641	11,256	45,524	39,848
Depreciation and amortization	5,283	5,636	20,574	22,009
Impairment and other lease charges (d)	1,762	—	1,538	8,023
Closed restaurant rent, net of sublease income (e)	573	1,016	2,999	4,331
Other expense (income), net (f)	47	(1,672)	478	(2,098)
Total operating expenses	96,452	84,805	363,905	325,496
Income (loss) from operations	(7,137)	3,050	(6,628)	(10,138)
Interest expense	92	83	374	292
Income (loss) from continuing operations before income taxes	(7,229)	2,967	(7,002)	(10,430)
Provision for (benefit from) income taxes (g)	(390)	450	1,083	(7,044)
Income (loss) from continuing operations	(6,839)	2,517	(8,085)	(3,386)
Income (loss) from discontinued operations, net of tax	2,119	(1,661)	18,455	(6,825)
Net income (loss)	(4,720)	856	10,370	(10,211)
Earnings (loss) per common share:
Continuing operations – basic	$(0.27)	$0.10	$(0.31)	$(0.13)
Discontinued operations – basic	0.08	(0.07)	0.71	(0.27)
Basic	(0.19)	0.03	0.40	(0.40)

Continuing operations – diluted	(0.27)	0.10	(0.31)	(0.13)
Discontinued operations – diluted	0.08	(0.07)	0.71	(0.27)
Diluted	(0.19)	0.03	0.40	(0.40)
Weighted average common shares outstanding:
Basic	25,095,699	25,292,481	25,356,339	25,341,415
Diluted	25,095,699	25,294,222	25,356,339	25,341,415
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three and twelve-month periods ended January 2, 2022 included 13 and 52 weeks, respectively and the three and twelve month periods ended January 3, 2021 included 14 and 53 weeks, respectively.
(b)     Restaurant wages and related expenses include stock-based compensation of $9 and $20 for the three months ended January 2, 2022 and January 3, 2021, respectively, and $53 and $73 for the year ended January 2, 2022 and January 3, 2021, respectively. General and administrative expenses include stock-based compensation expense of $1,026 and $847 for the three months ended January 2, 2022 and January 3, 2021, respectively, and $4,163 and $2,681 for the year ended January 2, 2022 and January 3, 2021, respectively.
(c)     See notes (f) and (g) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 2, 2022	January 3, 2021

Assets
Cash	$36,797	$49,778
Current assets held for sale	—	8,478
Other current assets	22,245	25,770
Property and equipment, net	89,884	97,867
Operating lease right-of-use assets	154,127	164,665
Goodwill	56,307	56,307
Non-current assets held for sale	—	160,023
Other assets	7,753	5,855
Total assets	$367,113	$568,743

Liabilities and Stockholders' Equity
Current portion of long-term debt	$63	$816
Current liabilities held for sale	—	27,225
Other current liabilities	40,479	36,868
Long-term debt, net of current portion	438	71,588
Operating lease liabilities	163,270	174,116
Deferred tax liabilities	229	2,269
Non-current liabilities held for sale	—	98,323
Other non-current liabilities	7,763	9,757
Total liabilities	212,242	420,962
Stockholders' equity	154,871	147,781
Total liabilities and stockholders' equity	$367,113	$568,743

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Revenues:
Pollo Tropical	$89,315	$87,855	$357,277	$315,358

Change in comparable restaurant sales (a):
Pollo Tropical	9.0%	(8.2)%	16.0%	(14.7)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$648	$594	$2,598	$2,238
Non-comparable restaurants (c)	347	443	1,328	1,689
Total Company-owned (d)	644	592	2,576	2,220

Income (loss) before income taxes:
Pollo Tropical	$(2,999)	$6,535	$5,261	$2,557

Adjusted EBITDA:
Pollo Tropical	$6,182	$12,123	$36,802	$36,517

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$12,737	$19,064	$63,058	$61,266
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e)    Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Year Ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021

Company-owned restaurant openings:
Pollo Tropical	—	—	—	—

Company-owned restaurant closings:
Pollo Tropical	—	—	—	(4)

Number of Company-owned restaurants:
Pollo Tropical	138	138	138	138
Taco Cabana	—	145	—	143
Total Company-owned restaurants	138	283	138	281

Number of franchised restaurants:
Pollo Tropical	31	29	31	29
Taco Cabana	—	6	—	6
Total franchised restaurants	31	35	31	35

Total number of restaurants:
Pollo Tropical	169	167	169	167
Taco Cabana	—	151	—	149
Total restaurants	169	318	169	316

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	January 2, 2022		January 3, 2021
Pollo Tropical:		(a)		(a)
Restaurant sales	$88,874		$87,495
Cost of sales	26,750	30.1%	27,414	31.3%
Restaurant wages and related expenses	24,781	27.9%	20,132	23.0%
Restaurant rent expense	5,967	6.7%	5,888	6.7%
Other restaurant operating expenses	15,170	17.1%	12,129	13.9%
Advertising expense	3,478	3.9%	2,887	3.3%
Depreciation and amortization	5,120	5.8%	5,430	6.2%
Impairment and other lease charges	1,762	2.0%	—	—%
Closed restaurant rent expense, net of sublease income	573	0.6%	464	0.5%

	Year Ended
	January 2, 2022		January 3, 2021
Pollo Tropical:		(a)		(a)
Restaurant sales	$355,492		$314,112
Cost of sales	108,593	30.5%	100,080	31.9%
Restaurant wages and related expenses	91,669	25.8%	74,328	23.7%
Restaurant rent expense	23,592	6.6%	22,773	7.2%
Other restaurant operating expenses	57,125	16.1%	47,354	15.1%
Advertising expense	11,508	3.2%	8,384	2.7%
Depreciation and amortization	19,962	5.6%	21,112	6.7%
Impairment and other lease charges	1,570	0.4%	8,023	2.6%
Closed restaurant rent expense, net of sublease income	1,946	0.5%	2,093	0.7%
(a)    Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA (including Continuing Operations Adjusted EBITDA) and margin and Restaurant-level Adjusted EBITDA and margin are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses). The "Other" column includes corporate costs that were allocated to Taco Cabana and are not included in discontinued operations.

Adjusted EBITDA is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources and assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Other	Continuing Operations
January 2, 2022:
Net loss			$(4,720)
Income from discontinued operations, net of tax			(2,119)
Benefit from income taxes			(390)
Loss before taxes	$(2,999)	$(4,230)	$(7,229)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,120	163	5,283
Impairment and other lease charges	1,762	—	1,762
Interest expense	66	26	92
Closed restaurant rent expense, net of sublease income	573	—	573
Other expense (income), net	46	1	47
Stock-based compensation expense	9	—	9
Total non-general and administrative adjustments	7,576	190	7,766
General and administrative adjustments:
Stock-based compensation expense	628	398	1,026
Digital and brand repositioning costs	977	—	977
Total general and administrative adjustments	1,605	398	2,003
Adjusted EBITDA	$6,182	$(3,642)	$2,540
Adjusted EBITDA as a percentage of total revenues	6.9%		2.8%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	6,996	3,642	10,638
Less: Franchise royalty revenue and fees	441	—	441
Restaurant-level Adjusted EBITDA	$12,737	$—	$12,737
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	14.3%		14.3%

January 3, 2021:
Net income			$856
Loss from discontinued operations, net of tax			1,661
Provision for income taxes			450
Income (loss) before taxes	$6,535	$(3,568)	$2,967
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,430	206	5,636
Interest expense	704	(621)	83
Closed restaurant rent expense, net of sublease income	464	552	1,016
Other expense (income), net	(1,720)	48	(1,672)
Stock-based compensation expense	20	—	20
Total non-general and administrative adjustments	4,898	185	5,083
General and administrative adjustments:
Stock-based compensation expense	512	335	847
Digital and brand repositioning costs	178	—	178
Total general and administrative adjustments	690	335	1,025
Adjusted EBITDA	$12,123	$(3,048)	$9,075
Adjusted EBITDA as a percentage of total revenues	13.8%		10.3%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	7,301	2,930	10,231
Less: Franchise royalty revenue and fees	360	—	360
Restaurant-level Adjusted EBITDA	$19,064	$(118)	$18,946
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.8%		21.7%

Twelve Months Ended	Pollo Tropical	Other	Continuing Operations
January 2, 2022:
Net income			$10,370
Income from discontinued operations, net of tax			(18,455)
Provision for income taxes			1,083
Income (loss) before taxes	$5,261	$(12,263)	$(7,002)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	19,962	612	20,574
Impairment and other lease charges	1,570	(32)	1,538
Interest expense	2,532	(2,158)	374
Closed restaurant rent expense, net of sublease income	1,946	1,053	2,999
Other expense (income), net	362	116	478
Stock-based compensation expense	53	—	53
Total non-general and administrative adjustments	26,425	(409)	26,016
General and administrative adjustments:
Stock-based compensation expense	2,540	1,623	4,163
Restructuring costs and retention bonuses	78	(60)	18
Digital and brand repositioning costs	1,821	—	1,821
Transaction costs	677	(677)	—
Total general and administrative adjustments	5,116	886	6,002
Adjusted EBITDA	$36,802	$(11,786)	$25,016
Adjusted EBITDA as a percentage of total revenues	10.3%		7.0%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	28,041	11,481	39,522
Less: Franchise royalty revenue and fees	1,785	—	1,785
Restaurant-level Adjusted EBITDA	$63,058	$(305)	$62,753
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	17.7%		17.7%

January 3, 2021:
Net loss			$(10,211)
Loss from discontinued operations, net of tax			6,825
Benefit from income taxes			(7,044)
Income (loss) before taxes	$2,557	$(12,987)	$(10,430)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	21,112	897	22,009
Impairment and other lease charges	8,023	—	8,023
Interest expense	2,405	(2,113)	292
Closed restaurant rent expense, net of sublease income	2,093	2,238	4,331
Other expense (income), net	(2,373)	275	(2,098)
Stock-based compensation expense in restaurant wages	73	—	73
Total non-general and administrative adjustments	31,333	1,297	32,630
General and administrative adjustments:
Stock-based compensation expense	1,652	1,029	2,681
Restructuring and costs and retention bonuses	551	135	686
Digital and brand repositioning costs	424	—	424
Total general and administrative adjustments	2,627	1,164	3,791
Adjusted EBITDA	$36,517	$(10,526)	$25,991
Adjusted EBITDA as a percentage of total revenues	11.6%		8.2%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	25,995	10,062	36,057
Less: Franchise royalty revenue and fees	1,246	—	1,246
Restaurant-level Adjusted EBITDA	$61,266	$(464)	$60,802
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	19.5%		19.4%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before discontinued operations, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	January 2, 2022				January 3, 2021
	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP Net income (loss)			$(4,720)	$(0.19)			$856	$0.03
Loss (income) from discontinued operations, net of tax			(2,119)	(0.08)			1,661	0.07
Income (loss) from continuing operations	$(7,229)	$(390)	$(6,839)	$(0.27)	$2,967	$450	$2,517	$0.10
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	—	—	—	—	—	—	—
Deferred tax asset valuation allowance (b)	—	(925)	925	0.04	—	(250)	250	0.01
Impairment and other lease charges (c)	1,762	440	1,322	0.05	—	—	—	—
Closed restaurant rent expense, net of sublease income (d)	573	143	430	0.02	1,016	254	762	0.03
Other expense (income), net (e)	47	12	35	—	(1,672)	(417)	(1,255)	(0.05)
Total non-general and administrative expense	2,382	(330)	2,712	0.11	(656)	(413)	(243)	(0.01)
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)			—	—	—	—	—	—
Digital and brand repositioning costs (g)	977	244	733	0.03	178	45	133	0.01
Total general and administrative expense	977	244	733	0.03	178	45	133	0.01
Adjusted - Non-GAAP	$(3,870)	$(476)	$(3,394)	$(0.13)	$2,489	$82	$2,407	$0.10

	(Unaudited)
	Year Ended
	January 2, 2022				January 3, 2021
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income (Loss) Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$10,370	$0.40			$(10,211)	$(0.40)
Loss (income) from discontinued operations, net of tax			(18,455)	(0.71)			6,825	0.27
Income (loss) from continuing operations	$(7,002)	$1,083	$(8,085)	$(0.31)	$(10,430)	$(7,044)	$(3,386)	$(0.13)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	(636)	636	0.03	—	3,846	(3,846)	(0.15)
Deferred tax asset valuation allowance (b)	—	(1,304)	1,304	0.05	—	922	(922)	(0.04)
Impairment and other lease charges (c)	1,538	384	1,154	0.05	8,023	2,002	6,021	0.24
Closed restaurant rent expense, net of sublease income (d)	2,999	748	2,251	0.09	4,331	1,081	3,250	0.13
Other expense (income), net (e)	478	119	359	0.01	(2,098)	(523)	(1,575)	(0.06)
Total non-general and administrative expense	5,015	(689)	5,704	0.23	10,256	7,328	2,928	0.12
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)	18	4	14	—	686	171	515	0.02
Digital and brand repositioning costs (g)	1,821	454	1,367	0.05	424	106	318	0.01
Total general and administrative expense	1,839	458	1,381	0.05	1,110	277	833	0.03
Adjusted - Non-GAAP	$(148)	$852	$(1,000)	$(0.03)	$936	$561	$375	$0.02

a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 25.0% for the periods ending January 2, 2022 and January 3, 2021. In the three months ended April 4, 2021, we recorded an out-of-period adjustment totaling $1.5 million related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011, of which $0.6 million is attributable to a change in tax rates as a result of the Tax Cuts and Jobs Act of 2017. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was signed into law. The CARES Act includes provisions that allow net operating losses in 2018, 2019, and 2020 to be carried back for up to five years and eliminates the 80% taxable income limitation on net operating loss deductions for 2018 through 2020. The CARES Act also includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately. These changes allowed us to record an incremental benefit of $3.8 million in the twelve months ended January 3, 2021, which represents the impact of carrying net operating losses from 2018 and 2019 back to years with a higher federal corporate income tax rate and reclassifying certain assets as qualified improvement property as permitted by the CARES Act and other changes to depreciation methods for certain assets made in conjunction with a cost segregation study conducted prior to filing our 2019 federal income tax return.
(b)    We recorded adjustments totaling $1.3 million for the twelve months ended January 2, 2022, to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets and the expected timing of the reversal of these temporary differences, which included a $0.9 million increase in our valuation allowance as a result of changes in our net deferred tax liabilities related to the out-of-period adjustment in the first quarter of 2021. We recorded a $0.9 million reduction to our valuation allowance for the twelve months ended January 3, 2021, related to reclassifying certain assets as qualified improvement property and filing our 2019 federal income tax returns as well as other changes in our deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.
(c)     Impairment and other lease charges for the three and twelve months ended January 2, 2022, primarily relate to the impairment of five underperforming restaurants and impairment of equipment from previously impaired and closed restaurants. Additionally, impairment and other lease charges for the year ended January 2, 2022 include gains from lease terminations of $(0.6) million.
Impairment and other lease charges for the twelve months ended January 3, 2021, consist of impairment charges of $7.3 million, and other lease charges (gains) of $0.7 million. The impairment charges for the twelve months ended January 3, 2021 primarily relate to the write-down of saucing islands and self-service soda machines that were removed from dining rooms as a result of COVID-19 and the impairment of assets from three underperforming Pollo Tropical restaurants, two of which were closed in the third quarter of 2020. For the twelve months ended January 3, 2021, other lease charges also included lease termination charges of $0.9 million for restaurant locations we decided not to develop, net of a gain from lease terminations of $(0.2) million.
(d)     Closed restaurant rent expense, net of sublease income for the three and twelve months ended January 2, 2022, primarily consists of closed restaurant lease costs of $2.2 million and $9.1 million, respectively, partially offset by sublease income of $(1.6) million and $(6.1) million, respectively. Closed restaurant rent expense, net of sublease income for the three and twelve months ended January 3, 2021, primarily consists of closed restaurant lease costs of $2.3 million and $9.2 million, respectively, partially offset by sublease income of $(1.2) million and $(4.9) million, respectively.
(e)     Other expense (income), net for the twelve months ended January 2, 2022, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs. Other expense (income), net for the twelve months ended January 3, 2021, primarily consists of total gains of $3.3 million on the sale-leaseback of five restaurant properties and the sale of three restaurant properties partially offset by the write-off of site development costs of $0.7 million and costs for the removal, transfer, and storage of equipment from closed restaurants and other closure related costs.
(f)     Restructuring costs and retention bonuses for the twelve months ended January 3, 2021 include severance costs related to terminations in response to the COVID-19 pandemic.
(g)    Digital and brand repositioning costs for the twelve months ended January 2, 2022 and January 3, 2021, include consulting costs related to repositioning the digital experience for our customers.